WAIVER AGREEMENT

This Waiver Agreement (the “Agreement”) is dated as of April 8, 2025, by and between Raadr, Inc., a Nevada corporation (the “Company”), and GW Capital Ventures, LLC (“Buyer”).

WHEREAS, pursuant to a Securities Purchase Agreement dated as of December 5, 2025 (the “SPA”), pursuant to which Buyer purchased a $27,500.00 principal amount 8% Convertible Promissory Note (the “Note”) from the Company; and

WHEREAS, in connection with the Company’s Information Statement on Form 1-A (the “Form 1-A”) the Securities and Exchange Commission (the “SEC”) wherein the Company sought to qualify shares of Company common stock underlying the Note, the SEC issued a comment relating to certain current language contained in the Note relating to the conversion of the Notes into qualified shares of its common stock; and

WHEREAS, the Company, through its counsel, has yet to receive guidance from the SEC with respect to conversion language that would be acceptable to the SEC; and

WHEREAS, the Company seeks to expedite the qualification of the Form 1-A, so as to better position itself for potential significant opportunities; and

WHEREAS, Buyer has indicated that it is amenable to waiving its right to qualification, to assist the Company in achieving qualification of the Form 1-A as expeditiously as possible.

NOW, THEREFORE, the Company and Buyer severally (and not jointly) hereby agree as follows:

1.Waiver of Right of Qualification. For the consideration set forth in Section 2, Buyer hereby waives its rights of qualification set forth in Section 1.1.1 of the Note.

2.Consideration for Waiver of Right. In consideration of Buyer’s waiver of rights of qualification pursuant to Section 1, the Company agrees that it shall, as expeditiously as possible, repay the Note and, further, the Company affirms that Buyer shall have a right to participate in the qualified offering embodied by the Form 1-A.

3.Ratification. In all other respects SPA and the Note are ratified and affirmed.

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IN WITNESS WHEREOF, the undersigned Buyer and the Company have caused this Waiver Agreement to be duly executed as of the date first above written.

COMPANY:	BUYER:

RAADR, INC.	GW CAPITAL VENTURES, LLC

By: /s/ Daniel Contreras	By: /s/ Noah Weinstein
Daniel Contreras	Noah Weinstein
Chief Executive Officer	Managing Member

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